Exhibit 99.1

Natural Grocers by Vitamin Cottage Announces Fiscal 2023 Fourth Quarter and Full Year Results

Reports 20th Consecutive Year of Positive Comparable Store Sales Growth and Record Earnings

Declares Special Cash Dividend of $1.00 per Common Share

Lakewood, Colorado, November 16, 2023. Natural Grocers by Vitamin Cottage, Inc. (NYSE: NGVC) today announced results for its fourth quarter and fiscal year ended September 30, 2023 and provided its outlook for fiscal 2024.

Highlights for Fourth Quarter Fiscal 2023 Compared to Fourth Quarter Fiscal 2022

●	Net sales increased 7.6% to $295.1 million;
●	Daily average comparable store sales increased 6.9%;
●	Net income was $5.9 million, with diluted earnings per share of $0.26;
●	Adjusted EBITDA was $16.1 million; and
●	The Board of Directors has declared a special cash dividend of $1.00 per common share and a quarterly cash dividend of $0.10 per common share.

Highlights for Fiscal 2023 Compared to Fiscal 2022

●	Net sales increased 4.7% to $1.1 billion;
●	Daily average comparable store sales increased 3.6%;
●	20th consecutive year of positive comparable store sales growth;
●	Net income was $23.2 million, with diluted earnings per share of $1.02;
●	Adjusted EBITDA was $63.4 million; and
●	Opened three new stores and relocated/remodeled three stores.

“Our strong fourth quarter and fiscal year results were driven by our differentiated business model and the responsiveness of our team to industry dynamics. Our founding principles, especially our commitment to offering only the highest quality natural and organic products at Always AffordableSM prices, resonate with consumers more than ever,” said Kemper Isely, Co-President. “Fourth quarter results were broadly positive with daily average comparable store sales growth of 6.9%, including a 3.6% increase in daily average transaction count, and a 100 basis point improvement in gross margin. Our crews’ continued execution of operational and marketing initiatives culminated in our twentieth consecutive year of positive sales comp and record earnings for the fiscal year. As we look ahead to fiscal 2024, we remain focused on enhancing shareholder value by executing to our founding principles, leveraging our differentiated model and driving profitable growth.”

Isely continued, “We are also proud to announce today that our Board of Directors has declared a special cash dividend of $1.00 per common share in addition to a quarterly cash dividend of $0.10 per share, reflecting our strong operating trends, financial position, confidence in our business outlook, and commitment to returning value to our stockholders.”

In addition to presenting the financial results of Natural Grocers by Vitamin Cottage, Inc. and its subsidiaries (collectively, the Company) in conformity with U.S. generally accepted accounting principles (GAAP), the Company is also presenting EBITDA and Adjusted EBITDA, which are non-GAAP financial measures. The reconciliation from GAAP to these non-GAAP financial measures is provided at the end of this earnings release.

Operating Results — Fourth Quarter Fiscal 2023 Compared to Fourth Quarter Fiscal 2022

During the fourth quarter of fiscal 2023, net sales increased $20.9 million, or 7.6%, to $295.1 million, compared to the fourth quarter of fiscal 2022, due to an $18.9 million increase in comparable store sales and a $3.4 million increase in new store sales, partially offset by a $1.4 million decrease in net sales related to stores closed during the third quarter of fiscal 2023. Daily average comparable store sales increased 6.9% in the fourth quarter of fiscal 2023, comprised of a 3.6% increase in daily average transaction count and a 3.3% increase in daily average transaction size. The increase in net sales was driven by transaction count, retail price increases, new store sales, and marketing initiatives, including market-specific campaigns and {N}power® rewards program offers that drove customer engagement.

Gross profit during the fourth quarter of fiscal 2023 increased $8.5 million, or 11.3%, to $84.3 million, compared to $75.8 million in the fourth quarter of fiscal 2022. Gross profit reflects earnings after product and store occupancy costs. Gross margin increased 100 basis points to 28.6% during the fourth quarter of fiscal 2023, compared to 27.6% in the fourth quarter of fiscal 2022. The increase in gross margin was driven by higher product margin attributed to effective pricing and promotions, partially offset by higher shrink expense.

Store expenses during the fourth quarter of fiscal 2023 increased $2.9 million, or 4.6%, to $65.9 million. Store expenses as a percentage of net sales were 22.3% during the fourth quarter of fiscal 2023, down from 23.0% in the fourth quarter of fiscal 2022. The decrease in store expenses as a percentage of net sales was primarily driven by lower long-lived asset impairment charges.

Administrative expenses during the fourth quarter of fiscal 2023 increased $1.2 million, or 13.5%, to $9.8 million, primarily driven by higher compensation expenses, technology amortization and legal expenses. Administrative expenses as a percentage of net sales were 3.3% and 3.2% for the fourth quarters of fiscal 2023 and 2022, respectively.

Operating income for the fourth quarter of fiscal 2023 was $7.7 million, compared to $3.6 million in the fourth quarter of fiscal 2022. Operating margin during the fourth quarter of fiscal 2023 was 2.6%, compared to 1.3% in the fourth quarter of fiscal 2022.

The effective income tax rate was 15.0% and 26.5% for the fourth quarter of fiscal 2023 and 2022, respectively. The decrease in the effective income tax rate was primarily attributable to increased food donation deductions recorded during the fourth quarter of fiscal 2023.

Net income for the fourth quarter of fiscal 2023 was $5.9 million, or $0.26 diluted earnings per share, compared to net income of $2.2 million, or $0.09 diluted earnings per share, for the fourth quarter of fiscal 2022.

Adjusted EBITDA for the fourth quarter of fiscal 2023 increased 18.5% to $16.1 million, compared to $13.6 million in the fourth quarter of fiscal 2022.

Operating Results — Fiscal 2023 Compared to Fiscal 2022

During fiscal 2023, net sales increased $50.9 million, or 4.7%, to $1,140.6 million, compared to fiscal 2022, due to a $39.3 million increase in comparable store sales and a $14.8 million increase in new store sales, partially offset by a $3.2 million decrease in net sales related to store closures. Daily average comparable store sales increased 3.6% in fiscal 2023, and was comprised of a 1.8% increase in daily average transaction size and a 1.7% increase in daily average transaction count. The increase in net sales was primarily driven by retail price increases, transaction count, new store sales, and marketing initiatives, partially offset by a moderation of the pandemic trends experienced in the first half of fiscal year 2022.

Gross profit during fiscal 2023 increased $22.1 million, or 7.2%, to $326.9 million. Gross profit reflects earnings after product and occupancy expenses. Gross margin increased to 28.7% during fiscal 2023, up from 28.0% in fiscal 2022. The increase in gross margin was driven by higher product margin attributed to effective pricing and promotions, partially offset by higher shrink expense.

Store expenses during fiscal 2023 increased $15.2 million, or 6.3%, to $257.3 million. Store expenses as a percentage of net sales were 22.6% during fiscal 2023, up from 22.2% in fiscal 2022. The increase in store expenses as a percentage of net sales was primarily driven by higher labor expenses as a result of increased wage rates.

Administrative expenses during fiscal 2023 increased $4.4 million, or 14.0%, to $36.0 million. The increase in administrative expenses was primarily driven by higher compensation expenses, technology amortization, software expenses and legal expenses. Administrative expenses as a percentage of net sales were 3.2% during fiscal 2023, up from 2.9% in fiscal 2022.

Operating income for fiscal 2023 was $31.7 million, compared to $30.2 million in fiscal 2022. Operating margin was 2.8% for fiscal years 2023 and 2022.

The effective income tax rate was 18.1% and 23.1% for fiscal 2023 and 2022, respectively. The decrease in the effective income tax rate was primarily attributable to increased food donation deductions recorded during fiscal year 2023.

Net income for fiscal 2023 was $23.2 million, or $1.02 diluted earnings per share, compared to net income of $21.4 million, or $0.94 diluted earnings per share for fiscal 2022.

Adjusted EBITDA for fiscal 2023 was $63.4 million, compared to $62.2 million in fiscal 2022.

Balance Sheet and Cash Flow

As of September 30, 2023, the Company had $18.3 million in cash and cash equivalents, no outstanding borrowings on its $50.0 million revolving credit facility, and $7.7 million outstanding on its term loan facility. Additionally, the Company today announced that it has amended its credit agreement to increase the revolving credit facility commitment to $75.0 million and to extend the maturity date to November 16, 2028, further enhancing the Company’s liquidity.

During fiscal 2023, the Company generated $64.6 million in cash from operations and invested $38.0 million in net capital expenditures, primarily for new and relocated stores.

Dividend Announcement

Today, the Company announced the declaration of a special cash dividend of $1.00 per common share, in addition to a quarterly cash dividend of $0.10 per common share. The special and quarterly dividends will be paid on December 13, 2023 to stockholders of record at the close of business on November 27, 2023. The special dividend will be funded through available cash and borrowings under the Company’s revolving credit facility.

Growth and Development

During the fourth quarter of fiscal 2023 the Company opened one new store and relocated/remodeled two stores, ending the fourth quarter with 165 stores in 21 states. Since September 30, 2023, the Company has opened new two stores. As of November 16, 2023, the Company has signed leases for an additional two new stores that are planned to open in fiscal years 2024 and beyond.

Fiscal 2024 Outlook

The Company is introducing its fiscal 2024 outlook reflecting current operating trends, consumer trends, and the uncertainty of the economic environment. The Company expects:

Fiscal 2024 Outlook
Number of new stores	4-6
Number of relocations/remodels	4-6
Daily average comparable store sales growth	2.0% to 4.0%
Diluted earnings per share	$1.00 to $1.10

Capital expenditures (in millions)	$30 to $39

Earnings Conference Call

The Company will host a conference call today at 2:30 p.m. Mountain Time (4:30 p.m. Eastern Time) to discuss this earnings release. The dial-in number is 1-888-347-6606 (US) or 1-412-902-4289 (International). The conference ID is “Natural Grocers Q4 FY 2023 Earnings Call.” A simultaneous audio webcast will be available at http://Investors.NaturalGrocers.com and archived for a minimum of 20 days.

About Natural Grocers by Vitamin Cottage

Natural Grocers by Vitamin Cottage, Inc. (NYSE: NGVC) is an expanding specialty retailer of natural and organic groceries, body care products and dietary supplements. The products sold by Natural Grocers must meet strict quality guidelines and may not contain artificial colors, flavors, preservatives or sweeteners, or partially hydrogenated or hydrogenated oils. The Company sells only USDA certified organic produce and exclusively pasture-raised, non-confinement dairy products, and free-range eggs. Natural Grocers’ flexible smaller-store format allows it to offer affordable prices in a shopper-friendly, clean and convenient retail environment. The Company also provides extensive free science-based nutrition education programs to help customers make informed health and nutrition choices. The Company, founded in 1955, has 167 stores in 21 states.

Visit www.NaturalGrocers.com for more information and store locations.

Forward-Looking Statements

The following constitutes a "safe harbor" statement under the Private Securities Litigation Reform Act of 1995. Except for the historical information contained herein, statements in this release are "forward-looking statements" and are based on management’s current expectations and are subject to uncertainty and changes in circumstances. All statements that are not statements of historical fact are forward-looking statements. Actual results could differ materially from these expectations due to changes in global, national, regional or local political, economic, inflationary, deflationary, recessionary, business, interest rate, labor market, competitive, market, regulatory and other factors, and other risks detailed in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2022 (the Form 10-K) and the Company's subsequent quarterly reports on Form 10-Q. The information contained herein speaks only as of the date of this release and the Company undertakes no obligation to publicly update forward-looking statements, except as may be required by the securities laws.

For further information regarding risks and uncertainties associated with the Company's business, please refer to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" sections of the Company's filings with the Securities and Exchange Commission, including, but not limited to, the Form 10-K and the Company's subsequent quarterly reports on Form 10-Q, copies of which may be obtained by contacting Investor Relations at 303-986-4600 or by visiting the Company's website at http://Investors.NaturalGrocers.com.

Investor Contact:

Reed Anderson, ICR, 646-277-1260, reed.anderson@icrinc.com

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Statements of Income

(Unaudited)

(Dollars in thousands, except per share data)

	Three months ended September 30,		Year ended September 30,
	2023	2022	2023	2022
Net sales	$295,075	274,206	1,140,568	1,089,625
Cost of goods sold and occupancy costs	210,730	198,403	813,637	784,744
Gross profit	84,345	75,803	326,931	304,881
Store expenses	65,863	62,992	257,282	242,057
Administrative expenses	9,807	8,638	35,973	31,562
Pre-opening expenses	938	557	2,007	1,107
Operating income	7,737	3,616	31,669	30,155
Interest expense, net	(821)	(679)	(3,299)	(2,371)
Income before income taxes	6,916	2,937	28,370	27,784
Provision for income taxes	(1,036)	(777)	(5,127)	(6,419)
Net income	$5,880	2,160	23,243	21,365

Net income per share of common stock:
Basic	$0.26	0.10	1.02	0.94
Diluted	$0.26	0.09	1.02	0.94
Weighted average number of shares of common stock outstanding:
Basic	22,738,284	22,689,714	22,725,088	22,666,773
Diluted	22,945,750	22,838,786	22,834,316	22,816,614

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Balance Sheets

(Unaudited)

(Dollars in thousands, except per share data)

	September 30,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$18,342	12,039
Accounts receivable, net	10,797	10,496
Merchandise inventory	119,260	113,756
Prepaid expenses and other current assets	4,151	4,369
Total current assets	152,550	140,660
Property and equipment, net	169,060	157,179
Other assets:
Operating lease assets, net	287,941	307,132
Finance lease assets, net	45,110	43,554
Deposits and other assets	395	452
Goodwill and other intangible assets, net	14,129	14,131
Total other assets	347,575	365,269
Total assets	$669,185	663,108
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$80,675	71,283
Accrued expenses	33,064	26,737
Term loan facility, current portion	1,750	1,750
Operating lease obligations, current portion	34,850	34,735
Finance lease obligations, current portion	3,690	3,223
Total current liabilities	154,029	137,728
Long-term liabilities:
Term loan facility, net of current portion	5,938	13,938
Operating lease obligations, net of current portion	276,808	295,064
Finance lease obligations, net of current portion	47,142	44,664
Deferred income tax liabilities, net	14,427	15,902
Total long-term liabilities	344,315	369,568
Total liabilities	498,344	507,296
Stockholders’ equity:
Common stock, $0.001 par value. 50,000,000 shares authorized, 22,745,412 and 22,690,188 shares issued at September 30, 2023 and 2022, and 22,738,915 and 22,690,188 shares outstanding at September 30, 2023 and 2022, respectively	23	23
Additional paid-in capital	59,013	58,072
Retained earnings	111,871	97,717
Common stock in treasury at cost, 6,497 shares at September 30, 2023	(66)	—
Total stockholders’ equity	170,841	155,812
Total liabilities and stockholders’ equity	$669,185	663,108

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Statements of Cash Flows

(Unaudited)

(Dollars in thousands)

	Year ended September 30,
	2023	2022
Operating activities:
Net income	$23,243	21,365
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	28,906	27,906
Impairment of long-lived assets and store closing costs	1,268	2,920
Loss on disposal of property and equipment	379	78
Share-based compensation	1,360	1,186
Deferred income tax (benefit) expense	(1,475)	609
Non-cash interest expense	19	22
Changes in operating assets and liabilities:
Decrease (increase) in:
Accounts receivable, net	315	(2,973)
Income tax receivable	378	(631)
Merchandise inventory	(5,504)	(13,210)
Prepaid expenses and other assets	(128)	(1,025)
Operating lease assets	33,067	31,895
(Decrease) increase in:
Operating lease liabilities	(33,899)	(29,044)
Accounts payable	10,350	447
Accrued expenses	6,327	148
Net cash provided by operating activities	64,606	39,693
Investing activities:
Acquisition of property and equipment	(36,568)	(28,038)
Acquisition of other intangibles	(1,525)	(3,406)
Proceeds from sale of property and equipment	107	21
Proceeds from property insurance settlements	36	280
Net cash used in investing activities	(37,950)	(31,143)
Financing activities:
Borrowings under revolving facility	531,100	129,000
Repayments under revolving facility	(531,100)	(129,000)
Repayments under term loan facility	(8,000)	(8,000)
Finance lease obligation payments	(2,779)	(2,719)
Dividends to shareholders	(9,089)	(9,067)
Repurchase of common stock	(181)	—
Payments on withholding tax for restricted stock unit vesting	(304)	(403)
Net cash used in financing activities	(20,353)	(20,189)
Net increase (decrease) in cash and cash equivalents	6,303	(11,639)
Cash and cash equivalents, beginning of year	12,039	23,678
Cash and cash equivalents, end of year	$18,342	12,039
Supplemental disclosures of cash flow information:
Cash paid for interest	$1,305	627
Cash paid for interest on financing lease obligations, net of capitalized interest of $318 and $313, respectively	2,002	1,801
Income taxes paid	5,048	7,012
Supplemental disclosures of non-cash investing and financing activities:
Acquisition of property and equipment not yet paid	$6,016	6,965
Acquisition of other intangibles not yet paid	3	12
Property acquired through operating lease obligations	15,274	24,429
Property acquired through finance lease obligations	5,724	9,625

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Non-GAAP Financial Measures
(Unaudited)

EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA are not measures of financial performance under GAAP. We define EBITDA as net income before interest expense, provision for income taxes, depreciation and amortization. We define Adjusted EBITDA as EBITDA as adjusted to exclude the effects of certain income and expense items that management believes make it more difficult to assess the Company’s actual operating performance, including certain items such as impairment charges, store closing costs, share-based compensation and non-recurring items.

The following table reconciles net income to EBITDA and Adjusted EBITDA, dollars in thousands:

	Three months ended September 30,		Year ended September 30,
	2023	2022	2023	2022
Net income	$5,880	2,160	23,243	21,365
Interest expense, net	821	679	3,299	2,371
Provision for income taxes	1,036	777	5,127	6,419
Depreciation and amortization	7,480	6,818	28,906	27,906
EBITDA	15,217	10,434	60,575	58,061
Impairment of long-lived assets and store closing costs	534	2,825	1,464	2,920
Share-based compensation	314	299	1,360	1,186
Adjusted EBITDA	$16,065	13,558	63,399	62,167

EBITDA increased 45.8% to $15.2 million for the fourth quarter of fiscal 2023 compared to $10.4 million for the fourth quarter of fiscal 2022. EBITDA increased 4.3% to $60.6 million for fiscal 2023 compared to $58.1 million for fiscal 2022. EBITDA as a percentage of net sales was 5.2% and 3.8% for the fourth quarter of 2023 and 2022, respectively. EBITDA as a percentage of net sales was 5.3% for both fiscal 2023 and 2022.

Adjusted EBITDA increased 18.5% to $16.1 million for the fourth quarter of fiscal 2023 compared to $13.6 million for the fourth quarter of fiscal 2022. Adjusted EBITDA increased 2.0% to $63.4 million for fiscal 2023 compared to $62.2 million for fiscal 2022. Adjusted EBITDA as a percentage of net sales was 5.4% and 4.9% for the fourth quarter of fiscal 2023 and 2022, respectively. Adjusted EBITDA as a percentage of net sales was 5.6% and 5.7% for fiscal 2023 and 2022, respectively.

Management believes some investors’ understanding of our performance is enhanced by including EBITDA and Adjusted EBITDA, which are non-GAAP financial measures. We believe EBITDA and Adjusted EBITDA provide additional information about: (i) our operating performance, because they assist us in comparing the operating performance of our stores on a consistent basis, as they remove the impact of non-cash depreciation and amortization expense as well as items not directly resulting from our core operations, such as interest expense and income taxes and (ii) our performance and the effectiveness of our operational strategies. Additionally, EBITDA is a component of a measure in our financial covenants under our credit facility.

Furthermore, management believes some investors use EBITDA and Adjusted EBITDA as supplemental measures to evaluate the overall operating performance of companies in our industry. Management believes that some investors’ understanding of our performance is enhanced by including these non-GAAP financial measures as a reasonable basis for comparing our ongoing results of operations. By providing these non-GAAP financial measures, together with a reconciliation from net income, we believe we are enhancing investors’ understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing our strategic initiatives.

Our competitors may define EBITDA and Adjusted EBITDA differently, and as a result, our measures of EBITDA and Adjusted EBITDA may not be directly comparable to EBITDA and Adjusted EBITDA of other companies. Items excluded from EBITDA and Adjusted EBITDA are significant components in understanding and assessing financial performance. EBITDA and Adjusted EBITDA are supplemental measures of operating performance that do not represent and should not be considered in isolation or as an alternative to, or substitute for, net income or other financial statement data presented in the consolidated financial statements as indicators of financial performance. EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of the limitations are:

●	EBITDA and Adjusted EBITDA do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

●	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

●	EBITDA and Adjusted EBITDA do not reflect any depreciation or interest expense for leases classified as finance leases;

●	EBITDA and Adjusted EBITDA do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments on our debt;

●	Adjusted EBITDA does not reflect share-based compensation, impairment charges, and store closing costs;

●	EBITDA and Adjusted EBITDA do not reflect our tax expense or the cash requirements to pay our taxes; and

●

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements.

Due to these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA as supplemental information.